UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14 A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant	Filed by a Party other than the Registrant

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Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12
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Explanatory Note

This Amendment No. 1 to the Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”) of Vitamin Shoppe, Inc. (the “Company”) for the Company’s 2019 Annual Meeting that was filed with the Securities and Exchange Commission on April 25, 2019 under Schedule 14A amends the Proxy Statement so that the first two paragraphs under the section entitled “Stockholder Proposals for the 2020 Annual Meeting” are replaced with the following:

Requirements for Stockholder Proposals to Be Considered for Inclusion in the 2020 Proxy Materials

We must receive any stockholder proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2020 Annual Meeting of stockholders no later than December 27, 2019. In addition, all proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored Proxy Materials. Stockholder proposals must be delivered to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd, Secaucus, New Jersey 07094.

Requirements for Stockholder Proposals to Be Brought Before the 2020 Annual Meeting of Stockholders and Director Nominations

Notice of any proposal that a stockholder intends to present at the 2020 Annual Meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2020 Annual Meeting of stockholders, as well as any director nominations, must be delivered to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd. Secaucus, New Jersey 07094, not earlier than February 6, 2020 and not later than March 7, 2020, except that if the 2020 Annual Meeting of our stockholders is not within 30 days before or after the anniversary date, we must receive notice by the stockholder not later than the close of business on the 10th day following the date on which the notice of the date of the annual meeting was mailed or the public announcement was made. In addition, the notice must provide the information required by our bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2020 Annual Meeting of stockholders.